UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): November 5, 2015 (November 3, 2015)

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CUMULUS MEDIA INC.

(Exact name of registrant as specified in its charter)

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Delaware	000-24525	36-4159663
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer Identification No.)

3280 Peachtree Road, N.W., Suite 2300, Atlanta GA		30305
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (404) 949-0700
n/a

(Former name or former address, if changed since last report)

 _________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On November 3, 2015, Cumulus Media Inc. (the “Company”) received a notification from the Listing Qualifications Department of The NASDAQ Stock Market LLC (“NASDAQ”) indicating that the Company is not in compliance with NASDAQ Listing Rule 5450(a)(1) (the “Rule”) because the minimum bid price of the Company’s common stock on the NASDAQ Global Select Market has closed below $1.00 per share for 30 consecutive business days. The NASDAQ letter has no immediate effect on the NASDAQ listing or trading of the Company’s common stock.
In accordance with NASDAQ Listing Rule 5810(c)(3)(A), the Company has 180 calendar days, or until May 2, 2016, to regain compliance with the requirements under the Rule. If, at any time before that date the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, NASDAQ will notify the Company that it has achieved compliance with the Rule.
In the event the Company does not regain compliance with the Rule by May 2, 2016, NASDAQ will notify the Company that its common stock will be delisted from the NASDAQ Global Select Market, unless the Company requests a hearing before a NASDAQ Hearings Panel. Alternatively, the Company may apply to transfer its securities to the NASDAQ Capital Market if it satisfies the requirements for initial listing set forth in NASDAQ Listing Rule 5505(a), with the exception of the minimum bid price. If such an application for transfer were approved, the Company would have an additional 180 calendar days to comply with the Rule in order for the Company’s common stock to remain listed on the NASDAQ Capital Market.
This information is being provided solely to comply with NASDAQ Listing Rules requiring public announcement of the Company’s receipt of the letter from NASDAQ.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 5, 2015	CUMULUS MEDIA INC.

/s/ J.P. Hannan
Name: J.P. Hannan
Title: Senior Vice President, Treasurer and
Chief Financial Officer